                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                               Commission File Number: 001-02394

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K   [ ] Form 20-F   [X] Form 11-K  [ ] Form 10-Q
             [ ] Form 10-D   [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended: DECEMBER 31, 2004
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[ ] Transition Report on Form 10-K          [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F          [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
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     READ INSTRUCTIONS BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.
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     If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant: WHX Corporation- Handy & Harman Savings Plan
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Former name if applicable:
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Address of principal executive office (STREET AND NUMBER): 110 East 59th Street
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City, state and zip code: New York, New York  10022
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                                     PART II
                            RULES 12B-25 (b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

|X|  (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|  (b) The subject annual report,  semi-annual  report,  transition  report on
     Form 10-K,  Form  20-F,  Form 11-K,  Form N-SAR or Form  N-CSR,  or portion thereof,  will be filed on or before the  fifteenth  calendar day following the  prescribed  due date;  or the subject  quarterly  report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof,  will be filed on or before the fifth  calendar day  following the prescribed due date; and

|_|  (c) The accountant's  statement or other exhibit required by Rule 12b-25(c)
     has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable  detail the reasons why Forms 10-K,  11-K,  20-F,
10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The  Registrant  was unable to file the Form 11-K for the fiscal year ended
December 31, 2004 (the "Report") without  unreasonable  effort or expense due to the  related  delays  in  gathering  information  for  inclusion  in the  Report associated therewith.

                                     PART IV
                                OTHER INFORMATION

     (1)  Name and  telephone  number  of person  to  contact  in regard to this notification

      Robert Hynes                    (212)                      355-5200
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         (Name)                    (Area Code)                (Telephone Number)

     (2) Have all other periodic  reports  required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

                                                                  |_| Yes |X| No

     Form 10-K for the year ended December 31, 2004
     Form 10-Q for the quarter ended March 31, 2005
     Form 8-K

     (3) Is it anticipated that any significant  change in results of operations for the  corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  Yes |_| No |X|

     If so, attach an explanation of the anticipated  change,  both  narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of results cannot be made.

                                 WHX Corporation
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                  (Name of Registrant as Specified in Charter)

     has caused this  notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2005         By: /s/ Robert Hynes
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                               Name:  Robert Hynes
                               Title: Chief Financial Officer

INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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